UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 15, 2010
CSB Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	0-21714	34-1687530

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

91 North Clay Street, P.O. Box 232, Millersburg, Ohio	44654

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (330) 674-9015
Not Applicable
(Former Name or former address if changed since last report)
Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management.
ITEM 5.02(c) — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective November 15, 2010, Mr. William R. Manning, age 56, was appointed Senior Vice President, Chief Operating Officer and Chief Information Officer of the Commercial and Savings Bank (the “Bank”) a wholly owned affiliate of CSB Bancorp, Inc.
Mr. Manning’s professional experience includes Managing Principal Capco, New York, New York, Senior Vice President-Director of Corporate Services, Royal Bank of Canada, USA, North Carolina and twenty-seven years with National City Corporation, Cleveland, Ohio, with thirteen years as an Executive Vice President leading operational, loan, and retail services.
An Employment Agreement was executed between Mr. Manning and the Bank. Mr. Manning will receive an initial base salary of $127,000 and will be eligible for an annual bonus of up to 30% of base salary at the discretion of the directors.
Under the terms of the agreement with Mr. Manning, if Mr. Manning is terminated without cause, prior to the end of the Initial Term (the second anniversary of the Effective Date), he will receive the following severance benefits: (i) a lump sum cash payment equal to base salary to the end of the initial term of the contract plus 6 months (ii) participation, at the bank’s expense, in insurance or other benefit plans made available to employees for 6 months from the termination date. If Mr. Manning is terminated without cause during any renewal term, Mr. Manning will receive all base salary to be paid according to the Agreement through the renewal term and participation at the bank’s expense in insurance or other benefit plans made available to employees for 6 months from the termination date.
Mr. Manning is eligible to participate in other compensation plans and programs available to employees and officers of the Company.
The Agreement contains non-competition and non-solicitation covenants to prevent Mr. Manning, during the term of the Agreement and for one year thereafter, from competing with the Bank within a 25 mile radius of any of the Bank’s offices or branches or soliciting customers or employees of the Bank to terminate their relationship with the Bank. The Agreement also contains a nondisclosure covenant that prevents Mr. Manning from disclosing confidential information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB Bancorp, Inc.
	By:	/s/ Paula J. Meiler
Paula J. Meiler
Date: November 18, 2010		Senior Vice President and Chief Financial Officer